COMPANY CONTACT:   Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer      Linda Latman (212) 836-9609
(405) 235-4546                   Lena Cati (212) 836-9611
                    The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES COMPLETION OF
REDEMPTION OF ALL OUTSTANDING $3.25 CONVERTIBLE EXCHANGEABLE CLASS C PREFERRED STOCK

Oklahoma City, Oklahoma – August 27, 2007 - LSB Industries, Inc. (“LSB” or the “Company”), (AMEX: LXU), today announced the completion of redemption of all of its outstanding $3.25 Convertible Exchangeable Class C Preferred Stock (“$3.25 Preferred”).  Under the redemption, as announced by LSB on July 12, 2007, holders of the 193,295 outstanding shares of $3.25 Preferred would receive $50.00 per share plus $26.25 in accrued and unpaid dividends.  The holders also had the right to convert each share of $3.25 Preferred into 4.329 shares of LSB common stock, and, as stated in the Redemption Notice, pursuant to the terms of the $3.25 Preferred, a holder that elects to convert shares of $3.25 Preferred would not be entitled to receive any accrued and unpaid dividends on those shares of $3.25 Preferred that are converted.  As of August 27, 2007,  a total of 167,475 shares of $3.25 Preferred were converted into 724,993 shares of LSB common stock, and 25,820 shares of $3.25 Preferred were redeemed by LSB for approximately $1,969,000, leaving no shares of $3.25 Preferred outstanding.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

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